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                                                                   EXHIBIT 99.1

[PRESTOLITE ELECTRIC LETTERHEAD]


Prestolite Electric Incorporated        Financial Information Contacts:
Corporate Headquarters                  Ken Cornelius, Vice President & CFO
2311 Green Road                         Dennis Chelminski, Vice President &
Ann Arbor, Michigan 48105, USA          Controller
   www.prestolite.com                   734-913-6600


                          PRESTOLITE ELECTRIC ACQUIRED

ANN ARBOR, MI (May 4, 2004) -- Prestolite Electric Holding, Inc. ("Prestolite Electric") today announced that the acquisition of Prestolite Electric by an affiliate of First Atlantic Capital, Ltd. has been completed. In conjunction with the acquisition, Prestolite Electric Incorporated, the principal operating subsidiary of Prestolite Electric, has called its 9 5/8% Senior Notes for redemption.

 "First Atlantic has a strong track record of growing its portfolio companies, while adding significant value to their operations," said P. Kim Packard, President and CEO of Prestolite Electric. "I am confident that, as partners, we can continue the growth Prestolite Electric has enjoyed over the past several years."

Prestolite Electric is a global manufacturer of alternators and starter motors selling into niche markets for heavy-duty (truck, bus, emergency, off-road), military and industrial applications. These are supplied under the Prestolite Electric, Leece-Neville and Indiel brand names for original equipment and aftermarket application on a variety of vehicles and industrial equipment. Headquartered in Ann Arbor, Michigan, Prestolite Electric has operations in Arcade, NY; Garfield, NJ; Florence, KY; Acton and Leyland, England; Buenos Aires and San Luis, Argentina; and Beijing, China. For additional information, please visit www.prestolite.com.

Previously, Prestolite Electric was controlled by Genstar Capital, ULC, the first private equity fund bearing the Genstar Capital name. Prestolite Electric is the last company to be sold from the Genstar Capital, ULC, portfolio. There have been two successor Genstar Capital funds.

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CIBC World Markets Corp. acted as the financial advisor to Prestolite Electric for this transaction.

         First Atlantic Capital, Ltd. is a New York City-based private equity investment firm specializing in acquiring and growing both private and publicly owned middle-market companies, as well as subsidiaries and divisions of large corporations. Since its inception in 1989, First Atlantic has consistently generated superior long-term investment returns for its investors and management partners. First Atlantic has major investments in the packaging, food and beverage, retail golf, aerospace manufacturing and traffic management industries. For additional information, please visit www.firstatlanticcapital.com.

This release contains forward-looking statements that involve risks and uncertainties regarding the anticipated financial and operating results of the company. Such statements are only predictions and involve risks and uncertainties such that actual results and performance may differ materially. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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